[Letterhead of PricewaterhouseCoopers LLP]



                       Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Registration No. 33-34499) and Registration Statement on Form S-8 (Registration No. 33-99974) of Risk Capital Holdings, Inc. of our report dated February 1, 2000 appearing on page F-2 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, also dated February 1, 2000, which appears on page S-1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP
New York, New York
March 27, 2000